UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 26, 2007
VF CORPORATION
(Exact name of registrant
as specified in charter)

Pennsylvania (State or other jurisdiction of incorporation)	1-5256 (Commission File Number)	23-1180120 (IRS Employer Identification No.)
105 Corporate Center Boulevard
Greensboro, North Carolina 27408
(Address of principal executive offices)
Registrant’s telephone number, including area code: (336) 424-6000
N/A
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
      ☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation
     On October 26, 2007, VF Corporation (the “Company”), as guarantor, and VF Investments S.A.R.L., VF Europe BVBA, and VF International S.A.G.L. (the “Borrowers”), as borrowers, entered into a Credit Agreement with the lenders named therein (the “Lenders”), J.P. Morgan Europe Limited, as Administrative Agent (the “Agent”), ABN AMRO Bank N.V., as Documentation Agent, and HSBC Bank PLC, as Syndication Agent. The Credit Agreement has a stated termination date of October 26, 2012. Subject to the terms and conditions of the Credit Agreement, the Borrowers may request two extensions of the stated termination date for additional periods of one year each. Under the Credit Agreement, the Lenders have agreed to provide advances in an aggregate principal amount of up to €250 million. Borrowings may be in Euros, Japanese yen, British pounds sterling, Swiss francs, U.S. dollars or any other freely available currency. Interest on the borrowings under the Credit Agreement will be at the Euribor rate or the applicable offshore rate, plus an applicable margin and commitment fees are also payable. Borrowings under the Credit Agreement may be used for general corporate purposes of the Borrowers, including, without limitation, acquisitions. In connection with the Credit Agreement entered on October 26, 2007, the Borrowers’ Credit Agreement dated as of October 27, 2005 (the “Old Credit Agreement”) was terminated on October 26, 2007. The Old Credit Agreement was by and among the Company, as guarantor, the Borrowers and VF Asia Ltd., as borrowers, ABN AMRO Bank N.V., as Administrative Agent and Documentation Agent, Barclays Capital as Syndication Agent and the Lenders party thereto from time to time. Under the Old Credit Agreement, which was scheduled to terminate by its terms on October 27, 2010, the lenders agreed to provide term loans in the amount of $40 million and €40 million and revolving loans in an aggregate principal amount of up to €175million; all of the other terms and conditions were substantially similar to the Credit Agreement entered into on October 26, 2007.
     The terms of the Credit Agreement include representations and warranties, affirmative and negative covenants (including certain financial covenants) and events of default that are customary for credit facilities of this nature. Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, and certain defaults on other indebtedness, the Agent may terminate the obligation of the Lenders under the Credit Agreement to make advances and declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, in the event of an actual or deemed entry of an order for relief with respect to the Company or the Borrowers or any significant subsidiary of the Company under applicable bankruptcy laws, the obligation of each Lender to make advances shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.
     The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
          The following are furnished as exhibits to this report:
10.1	Credit Agreement among VF Corporation, as guarantor, and VF Investments S.A.R.L., VF Europe BVBA, and VF International S.A.G.L., as borrowers, the lenders named therein (the “Lenders”), J.P. Morgan Europe Limited, as Administrative Agent, ABN AMRO Bank N.V., as Documentation Agent, and HSBC Bank PLC, as Syndication Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION
Date: October 29, 2007	By:	/s/ Candace S. Cummings
		Name:	Candace S. Cummings
		Title:	Vice President—Administration, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement among VF Corporation, as guarantor, and VF Investments S.A.R.L., VF Europe BVBA, and VF International S.A.G.L., as borrowers, the lenders named therein (the “Lenders”), J.P. Morgan Europe Limited, as Administrative Agent, ABN AMRO Bank N.V., as Documentation Agent, and HSBC Bank PLC, as Syndication Agent.